Exhibit 10.1

March 5, 2012

Omagine, Inc.’s Vice-President & Director, Mr. Charles P. Kuczynski, is providing the following comments to update our shareholders and in response to several recent comments and questions raised by certain shareholders on our investor relations message board at Agoracom.

“I empathize with our shareholders frustration over the many delays in getting the DA signed and, based on my close communication with our management team in Oman, the following is my understanding of the facts as they stand today.

There is nothing amusing about the delays we have encountered to date. I am however surprised when, from time to time, I read comments posted to our investor relations hub at Agoracom claiming that “all other projects have been approved”. The Wave of course is not an MOT project. And we have all seen the years of serial and repetitive public relations announcements from MOT re: the various tourist facilities (shaded areas and toilet facilities) which have been undertaken around the Sultanate - and the similar multitude of announcements about the new Convention Center which is only now getting started. And of course, we have witnessed many, many MOUs being signed for various ITC projects over the years.

Although much good and valuable tourism promotion activities have been undertaken by MOT,  – in fact – precisely only two (2) DAs for ITC projects have been signed in the past 5 years. One other ITC project began without a DA being signed. And all 3 of these projects have been problematic and have added further hesitancy to an already hesitant bureaucracy.

It is also surprising and slightly offensive to see frequent comments saying things to the effect of “this is the Middle East --- and if the Sultan wants it done, it gets done etc., etc.”  In spite of our repeated disclosures to the contrary, this type of hysterical and over-heated rhetoric merely reveals the simple-minded naiveté of the author. Our information – and we believe it to be true and quite reasonable – is that RCA (which is independent of the Government) is instructed not to interfere in the affairs of the government. RCA, which represents His Majesty, is a substantial investor in Omagine LLC and RCA has provided the land for the project. Our shareholders are free to draw their own conclusions as to HM’s interest in the Omagine Project from those facts – but shareholders are being extremely naive to think that the ruler of the country – with many affairs of state to deal with – has nothing better to do with his time than to concern himself with the Omagine Project which is being handled by his Government.

Prior to the passing of H.E Rajha (the former Minister of Tourism) in early 2011, the MOT had signed DAs for: (i) the predictable misadventure of the Blue City project which is now forever seared into the consciousness of all concerned Government parties and (ii) the Muriya project in Salalah (undertaken & promoted before the Arab Spring by the Egyptian conglomerate Orascom). Muriya is underway but has recently slowed considerably.

Although backed by Dubai Holdings (an entity of the Dubai government),  the Yiti - Sama-Dubai project (for which no DA was signed) foundered on the shoals of the worldwide financial crisis which greatly affected Dubai.

Notwithstanding the foregoing, prior to her passing in February 2011, H.E. Rajha and MOT and Omagine LLC had, as previously reported, come to a final agreement on the DA for the Omagine project. Since that time two (2) Ministers of Tourism have come and gone and no decisions or approvals with respect to any ITC projects – or other projects of any consequence were made during their terms. A new Minister of Tourism – H.E. Ahmad bin Nasser Al Mehrzi (the Omani Ambassador to France) was recently appointed and is expected to take up his duties within the next week or so.

Although we deem it neither advisable nor wise to provide a detailed disclosure of ongoing complex discussions, our shareholders should be aware that management has recently reached out to and engaged with high level persons in the Oman and U.S. governments in an effort to conclude the signing of the DA. These discussions are necessarily delicate and confidential and are undertaken solely to arrive at the conclusion all parties desire without embarrassment to any party.

Although some comments posted to our Agoracom investors relations site indicate that the poster has superior knowledge in these matters “of how things work in the Middle East” – we unfortunately do not have the privilege of having that poster lead our negotiations at the present time. Our management team in Oman has decades of experience dealing in the Middle East and we will continue to rely on their diligence, determination and professionalism. While we also believe our president, Mr. Drohan, to be a “big-idea” dreamer, we also know him to be ruthlessly realistic.

A multi-billion dollar deal like the Omagine Project is not a trivial undertaking.  Your company is involved in complex negotiations and tediously meticulous marketing and promotion activities and we greatly appreciate our shareholders patience.

In conclusion we wish to assure our shareholders that we make, and will continue to make, every effort to provide timely, accurate and informative disclosures about the business activities of your company. Whether such disclosures are negative or positive, we will continue to do this in a timely fashion.

As always, we remind our shareholders that all "forward looking statements" contained herein are subject to, known and unknown risks, uncertainties and other factors which could cause Omagine LLC's, and therefore the Company's, actual results, financial or operating performance or achievements to differ from management's projections for them as expressed or implied by such forward-looking statements.

Projections and assumptions contained and expressed herein are based on information available to the Company at the time so furnished and as of the date hereof and are, in the opinion of management, reasonable. All such projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurances can be given that the projections will be realized. Potential investors are cautioned not to place undue reliance on any such forward- looking statements, which speak only as of the date hereof.